Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mullen Automotive Inc.

Brea, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-195476, No. 333-208364, No. 333-212277, No. 333-221082, No. 333-228647, No. 333-236719, No. 333-252767 and No. 333-260793) of Mullen Automotive Inc. (formerly Net Element, Inc.), of our report dated December 29, 2021, relating to the consolidated financial statements of Mullen Automotive Inc. at and for the years ended September 30, 2021 and 2020, which appear in this Form 10-K.

/s/ Daszkal Bolton, LLP

Fort Lauderdale, Florida

December 29, 2021